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                                                                     EXHIBIT 5.1

September 17, 1998


LEAP WIRELESS INTERNATIONAL, INC.
10307 Pacific Center Court
San Diego, CA  92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by LEAP WIRELESS INTERNATIONAL, INC. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission, covering the offering of an aggregate of up to 8,700,000 shares of the Company's Common Stock, $.0001 par value (the "Shares"), for issuance pursuant to the Company's 1998 Employee Stock Option Plan, its 1998 Non-Employee Directors' Stock Option Plan, and its Employee Stock Purchase Plan (collectively, the "Plans"). Such amount also includes an indeterminate number of shares issuable upon the exercise of certain options to purchase shares of QUALCOMM Incorporated, a Delaware corporation, as described in that certain Employee Benefits Agreement between QUALCOMM Incorporated and the Company (the "Agreement").

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectuses, the Plans, the Agreement, the Company's Certificate of Incorporation and Bylaws, as amended, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in accordance with the applicable Plan, the Agreement, where appropriate, and the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/  THOMAS A. COLL
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     Thomas A. Coll